EXHIBIT 3

AGREEMENT OF JOINT FILING

The undersigned acknowledge and agree that this Schedule 13D/A is filed on behalf of each of them and that all subsequent amendments to this Schedule 13D/A may be filed on behalf of each of them without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows that such information is inaccurate.

Dated: October 27, 2014

CHRISTIAN L. OBERBECK

By:	/s/ Christian L. Oberbeck

SARATOGA INVESTMENTS ADVISORS, LLC

By:	/s/ Christian L. Oberbeck
Name: Christian L. Oberbeck
Title: Managing Member

CLO PARTNERS LLC

By:	/s/ Christian L. Oberbeck
Name: Christian L. Oberbeck
Title: Managing Member